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Exhibit 99.1

FOR FURTHER INFORMATION:
At the Company: Paul Mastrapa Chief Financial Officer (847) 229-7773	At In-Site Communications, Inc.: Lisa M. Wilson Investor Relations (212) 759-3929

OPTION CARE ANNOUNCES RECORD FIRST QUARTER RESULTS

Revenue increased 27%; Earnings Per Share increased 19%

        BUFFALO GROVE, IL, May 13, 2003—Option Care, Inc. (Nasdaq: OPTN) today reported record results for the quarter ended March 31, 2003. Revenues were $92.6 million for the first quarter of 2003, a 27% increase compared to revenues of $72.7 million for the 2002 period. Net income for the first quarter was $4.0 million compared to net income of $3.5 million for the first quarter of 2002. Diluted earnings per share were $0.19 for the quarter, an increase of 19% over the $0.16 diluted earnings per share for the comparable period last year.

        "We are very pleased with Option Care's record results for the first quarter," stated Raj Rai, chief executive officer of Option Care. "Our continued solid organic growth and strong cash flow demonstrate the strength of our business model and clearly support our ongoing 2003 strategic initiatives, which include strengthening our infrastructure and capitalizing on strategic acquisition opportunities."

        Rai further added, "I am pleased to report that we have completed the disposition of the two non-strategic locations in Grand Junction, Colorado and Bullhead City, Arizona announced in the fourth quarter of last year. We re-franchised these locations, enabling us to still receive an income stream from these locations and giving patients continued access to the Option Care network."

        Commenting on the financial aspects of the quarter, Paul Mastrapa, chief financial officer of Option Care, stated, "Our sales increase of 27% for the quarter included organic growth of 12%. In particular, we are very pleased with our growth of Synagis®, which increased 43% organically from the prior year. Synagis® treats RSV in infants, and is a seasonal therapy typically administered from October through April. Consistent with our guidance and the seasonality of the product, we expect Synagis® revenues to decline in the second quarter as the season ends."

        Mr. Mastrapa continued, "Gross profit continues to remain stable within our service lines at 42.0% for home infusion pharmacy services and 19.3% for specialty pharmacy services. Overall gross profit for the first quarter was 29.5% as compared to 31.2% for the prior year quarter. The decline in overall margin is a result of the shift in mix towards specialty pharmacy revenues, which were 62% of revenues in the current quarter compared to 56% for the same quarter of the prior year."

        Mr. Mastrapa concluded, "Our balance sheet remains strong with positive cash flow from operations of $4.7 million, exceeding our net income for the period. Days sales outstanding were 77 days at the end of the quarter, an increase of 2 days from the previous quarter due to the timing of the receipt of payment against receivables from a large client in our specialty pharmacy business following the close of the quarter. Days sales outstanding improved from 79 days from the prior year quarter ended March 31, 2002."

First Quarter Conference Call

        Raj Rai, Option Care's chief executive officer, will host a conference call at 10:00 am (Eastern Time) on May 13, 2003 to highlight the Company's financial and operating results for the first quarter.

Investors and other interested parties may access the call by dialing (800) 452-0737 or via a live Internet broadcast at the company's website, www.optioncare.com.

        For those who cannot listen to the live broadcast, a replay will be available approximately three hours after the call concludes at (800) 642-1687 - ID number 9982716. The playback will be available until 12:00 am (Eastern Time) on Friday, May 16, 2003.

About Option Care

        Option Care provides various home infusion therapies and specialty injectible pharmaceuticals to patients at home and other alternate sites such as infusion suites and physician's offices. The company's services and pharmaceuticals are provided nationally through its local and regional pharmacies.

Forward Looking Statements

        This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Forward looking statements can be identified by the use of terms such as "anticipates," "expects," "believes" and other words having a similar meaning. Investors are cautioned that all forward-looking statements involve risks and uncertainty. These statements are based upon assumptions and, although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate.

Further Information on Option Care can be found at:
www.optioncare.com
www.optionmed.com
www.mbimbi.com

[Financial tables follow]

(a)    OPTION CARE, INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended March 31,
	2003	2002
	(Unaudited)
Revenue:
Specialty pharmacy services	$57,034	$40,549
Infusion and related healthcare services	33,073	29,521
Other	2,455	2,637

Total revenue	92,562	72,707
Cost of revenue	65,282	50,044

Gross profit	27,280	22,663
Selling, general and administrative expenses	18,030	14,855
Provision for doubtful accounts	1,878	1,500
Depreciation and amortization	668	590

Total operating expenses	20,576	16,945
Operating income	6,704	5,718
Interest income (expense), net	(99)	16
Other expense, net	(9)	(33)

Income before income taxes	6,596	5,701
Income tax provision	2,630	2,239

Net income	$3,966	$3,462

Net income per share:
Basic	$0.19	$0.17

Diluted	$0.19	$0.16

Shares used in computing net income per common share:
Basic	20,807	20,428

Diluted	21,156	21,004

OPTION CARE, INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2003	December 31, 2002
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,074	$488
Accounts receivable, net	77,602	74,694
Inventory	7,085	7,538
Other current assets	6,184	6,445

Total current assets	91,945	89,165
Equipment and other fixed assets, net	12,403	11,898
Goodwill, net	55,515	55,412
Other assets	2,250	2,375

Total assets	$162,113	$158,850

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$14,933	$14,559
Current portion of long-term debt	246	261
Other current liabilities	10,694	12,635

Total current liabilities	25,873	27,455
Long-term debt, excluding current portion	7,292	7,314
Other liabilities	6,012	5,480

Total liabilities	39,177	40,249
Total stockholders' equity	122,936	118,601

Total liabilities and stockholders' equity	$162,113	$158,850

(a)    OPTION CARE, INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)

	Three Months Ended March 31,
	2003	2002
	(Unaudited)

Net cash provided by (used in) operating activities	$4,670	$(1,632)

Net cash (used in) investing activities (including acquisitions)	(4,364)	(4,650)

Net cash provided by financing activities	280	1,021

Increase (decrease) in cash and cash equivalents	$586	$(5,261)

Net borrowings under credit facilities	$43	$—

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OPTION CARE ANNOUNCES RECORD FIRST QUARTER RESULTS